Exhibit 99.1

Keryx Biopharmaceuticals Announces New Appointments and Changes to its

Board of Directors

BOSTON, MA, April 1, 2016 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to market for people with renal disease, today announced appointment of two industry leaders to Keryx’s board of directors, which increases the size of the company’s board to 10 members. These appointments are expected to bring deep, relevant industry experience to Keryx at an important time in the company’s growth.

On March 31, 2016, Steven C. Gilman, Ph.D., and Michael Rogers were elected as independent directors to Keryx’s board of directors, effective immediately. Dr. Gilman brings broad scientific and development expertise to Keryx’s board having led or built several successful R&D organizations; he served most recently, for seven years, as chief scientific officer at Cubist Pharmaceuticals until its acquisition by Merck & Co. Mr. Rogers has been the chief financial officer of Acorda Therapeutics since October 2013 and brings to Keryx valuable experience from his two decades of financial leadership in the biotech industry.

Four current board members, Michael Tarnok, Jack Kaye, Senator Wyche Fowler, Jr. and Joseph Feczko, M.D. will not seek re-election to the company’s Board when their terms expire at Keryx’s 2016 Annual Meeting in May. Following conclusion of the annual meeting, Keryx will reduce the size of the company’s board to six members. Additionally, John P. Butler, an independent director, was elected by the Board to serve as chairman, a role he will assume beginning at Keryx’s 2016 Annual Meeting.

“We are pleased to have attracted such accomplished industry professionals to our board and look forward to gaining insights from Steve and Michael as the company continues its ongoing evolution,” said Mr. Butler. “We believe the new members reflect our commitment to advancing the organization and, as Keryx continues to grow, we will look for opportunities to add further complementary expertise to our board. On behalf of the entire board I would like to thank Mike, Jack, Wyche and Joe for their long and valuable service, and their important contributions in guiding Keryx to its current position as a fully integrated biopharmaceutical company.”

“It is with great enthusiasm that I join the board of Keryx,” said Steve Gilman, Ph.D. “With the positive read out of the phase 3 study that evaluated ferric citrate for the treatment of iron deficiency anemia in stage 3 - 5 chronic kidney disease patients, the company is well positioned for significant growth.”

Michael Rogers added, “With a strong commercial infrastructure in place and a potential label expansion for the company’s current product, Keryx’s future is bright. I look forward to helping guide the company as it drives Auryxia to its full potential and leverages the solid foundation it now has in place.”

About Steve Gilman, Ph.D.

Dr. Gilman has more than 28 years of experience in the healthcare industry. Prior to joining Cubist, he served as chairman of the Board of Directors and chief executive officer of ActivBiotics, a privately held biopharmaceutical company. Previously, Dr. Gilman worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles including vice president and general manager of Inflammation. Prior to Millennium, he was group director at Pfizer Global Research and Development, where he was responsible for drug discovery of several therapeutic areas, including immunology and antibacterials. Dr. Gilman has also held scientific, business, and academic appointments at Wyeth, Cytogen Corporation, Temple Medical School, and Connecticut College. He currently serves as chairman and interim CEO of ContraFect Corporation (Nasdaq: CFRX) and on the board of directors of Vericel

(Nasdaq: VCEL), SCYNEXIS (Nasdaq: SCYX), the Massachusetts Biotechnology Association, the Northeastern University Drug Discovery Advisory Board and the Penn State University Biotechnology Advisory Board. Dr. Gilman received his M.S. and Ph.D. degrees in microbiology from Pennsylvania State University, his post-doctoral training at Scripps Clinic and Research Foundation, and received a B.A. in microbiology from Miami University of Ohio.

About Michael Rogers

Mr. Rogers has more than 25 years of biopharmaceutical industry experience, serving as chief financial officer of four additional healthcare companies BG Medicine, Inc., Indevus Pharmaceuticals, Inc., Advanced Health Corporation and Autoimmune Inc. Prior to his roles as CFO, Mr. Rogers was an investment banker at Lehman Brothers and PaineWebber, where he focused on life sciences companies. Mr. Rogers received his B.A. from Union College and an M.B.A. from the Darden School of Business at the University of Virginia. He currently serves on the Board of Directors for pSivida Corp.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with headquarters in Boston, is focused on bringing innovative medicines to market for people with renal disease. In December 2014, the company launched its first FDA-approved medicine, Auryxia™ (ferric citrate) for the control of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex) for the control of hyperphosphatemia in adults with non-dialysis and dialysis-dependent chronic kidney disease. For more information about Keryx, please visit www.keryx.com

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: the risk that we may not be able to successfully market Auryxia in the U.S. for patients with chronic kidney disease on dialysis; the risk that the FDA may not concur with our interpretation of our Phase 3 study results, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of the ferric citrate for the treatment of iron deficiency anemia (IDA) in adults with stage 3-5 non-dialysis dependent (NDD) chronic kidney disease (CKD); the risk that we may not be able to identify additional candidates to join our Board of Directors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICALS CONTACT:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519; amy.sullivan@keryx.com